PRUDENTIAL INVESTMENT PORTFOLIOS 5
Prudential Jennison Conservative Growth Fund (the Fund)

Notice of Rule 12b-1 Fee Waiver
Class A Shares

     THIS NOTICE OF RULE 12b-1 FEE WAIVER is signed as of August 1, 2010 by PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (PIMS), the Principal Underwriter of Prudential Investment Portfolio 5, a multi-series open-end management investment company (the Trust and each separate series of which is referred to as a Fund).

     WHEREAS, PIMS has been waiving a portion of its distribution and shareholder services fees payable on Class A shares of the Fund (Rule 12b-1 fees); and

     WHEREAS, PIMS desires to continue to provide a contractual waiver of a portion of Rule 12b-1 fees; and

     WHEREAS, PIMS understands and intends that the Trust will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Trust to do so; and

WHEREAS, shareholders of the Fund will benefit from the ongoing contractual waiver by incurring lower fund operating expenses than they would absent such waiver.

     NOW, THEREFORE, PIMS hereby provides notice that it has agreed to limit the distribution or service (12b-1) fees incurred by Class A shares of the Fund to .25 of 1% of the respective average daily net assets attributable to Class A shares of the Fund. This contractual waiver shall be effective from the date hereof through November 30, 2011.

     IN WITNESS WHEREOF, PIMS has signed this Notice of Rule 12b-1 Fee Waiver as of the day and year first above written.

                                                                                                   PRUDENTIAL INVESTMENT
                                                                                                   MANAGEMENT SERVICES LLC

                                                                                                 By:     /s/ Scott E. Benjamin

                                                                                                 Name:     Scott E. Benjamin
                                                                                                Title:     Executive Vice President